EXHIBIT 99.1

Advanced Biotherapy, Inc. Discloses Method of Use Patent Pending for Antibodies to Gamma Interferon in the Treatment of Crohn’s Disease

WOODLAND HILLS, Calif.— (BW HealthWire)— May 20, 2002— Advanced Biotherapy, Inc.(OTCBB: ADVB — news) announced today that it has a patent application pending for the exclusive use of any form of antibody to gamma interferon (IFN-g) for the treatment of Crohn’s Disease. As previously reported, The United States Patent and Trademark Office (USPTO) issued U.S. Patent No. 6,333,032 to the Company for the exclusive use of IFN-g antibodies — including humanized and fully human, as well as other antibody types — to treat Multiple Sclerosis, Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Psoriatic Arthritis (a form of psoriasis) and Ankylosing Spondylitis.

Commenting on this announcement, Mr. Edmond Buccellato, President and Chief Executive Officer, stated, “This important pending patent application greatly enhances our patent portfolio which covers treatment of several autoimmune diseases, including this very devastating disease, using IFN-g antibodies.”

Crohn’s disease is a form of inflammatory bowel disease (IBD) that may affect any part of the digestive tract. The cause is unknown, but it appears to be, in part, an autoimmune disease. IFN-g is important in the normal immune system, and its hyperproduction may help trigger autoimmune processes. Increased production of IFN-g has already been confirmed in inflammatory cells in the intestine of patients with Crohn’s, and antibodies against IFN-g have been shown to be effective in an animal model of intestinal inflammation resembling Crohn’s disease in humans. The disease causes inflammation and ulceration that may affect the deepest layers of the lining of the digestive tract and can cause deep ulcers and small sores called granulomas. Because it often affects various portions of the digestive tract, Crohn’s disease is likely to cause vague symptoms, such as abdominal pain, fatigue, and weight loss. Children with Crohn’s disease may have the same symptoms as adults. In addition, children may grow more slowly than normal and may go through puberty later than expected. It is estimated that there may be up to 1,000,000 Americans with IBD. Males and females appear to be affected equally. While Crohn’s disease afflicts people of all ages, it is primarily a disease of the young. Most cases are diagnosed before age 30. Surgery becomes necessary in Crohn’s disease when medication can no longer control the symptoms, or when there is an intestinal obstruction or other complication.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, the regulatory approval process, competitive products, future capital requirements and the extent and breadth of the Company’s patent portfolio. The foregoing discussion of the effect of the patent issued and pending involves risks and uncertainty, including the risks that third parties may be successful in challenging the patent; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. See the Company’s public filings with the Securities and Exchange Commission for information about risks that may affect the Company.

Contact:

     Advanced Biotherapy, Inc.
     Edmond Buccellato, 818/883-6716, Ext. 2
     Keith Gregg, Business Development, Ext. 3
     E-mail: ed@advancedbiotherapy.com
     keith@advancedbiotherapy.com
     Website: www.advancedbiotherapy.com